Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of [•] (the “Grant Date”), between Information Services Group, Inc., a Delaware corporation (“ISG”) (hereinafter called the “Company”), and [•], a member of the Board who is not an employee of the Company, hereinafter referred to as the “Grantee”. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan (as defined below).

WHEREAS, the Company desires to grant the Grantee a restricted stock unit award as provided for hereunder (the “Restricted Stock Unit Award”), ultimately payable in shares of common stock of the Company, par value $0.001 per share (the “Common Stock” or “Shares”), pursuant to the terms set forth herein and to the 2007 Information Services Group, Inc. Equity Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, the committee of the Company’s Board appointed to administer the Plan (the “Committee”), has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Unit Award provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officers to grant said Restricted Stock Unit Award.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of the Restricted Stock Units.

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee [•] Restricted Stock Units (hereinafter called “RSUs”). The RSUs shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.Vesting.

(a)So long as the Grantee continues to be a member of the Board, the RSUs shall become vested and nonforfeitable in three equal installments on each of the first, second and third anniversaries of the Grant Date (each anniversary of the Grant Date, a “Vesting Date”); provided however, that the RSUs shall become 100% vested and nonforfeitable upon the earliest to occur of (i) the date the Grantee ceases to be a member of the Board due to the Grantee’s death, Disability or Retirement (as defined below), and (ii) a Change in Control (any such date, an “Acceleration Date”).

(b)If, prior to the occurrence of the third anniversary of the Grant Date (or any Acceleration Date), the Grantee ceases to be a member of the Board for any reason other than due to the Grantee’s death, Disability or Retirement (as defined below), the RSUs shall, to the extent not then vested, be forfeited by the Grantee without consideration therefor; provided, however, the Board may exercise its discretion and accelerate the vesting of any portion of the grant which is unvested.

(c)For purposes of this Agreement, “Retirement” shall mean a voluntary resignation from the Board at the age of seventy-five (75) or older.

(d) In no event shall the Grantee receive any distribution of Shares subject to any vested RSUs until the Vesting Date or Acceleration Date, as applicable, at which time the Company shall,

as promptly as administratively practicable (but in no event later than March 14 of the calendar year following the calendar year in which such Vesting Date or Acceleration Date occurs) deliver such Shares to the Grantee.

3.Equivalents. The Participant shall have the right to be credited with dividend equivalents equal to the dividends paid by the Company that the Participant would have received if, on the corresponding dividend payment due date, the Participant had been the owner of a number of Shares equal to the number of RSUs awarded to the Participant pursuant to the Agreement for which Shares have not been previously delivered pursuant to Section 2(d) of the Agreement (the “Dividend Equivalents”). Any Dividend Equivalents deriving from a cash dividend shall be converted to RSUs based on the Fair Market Value of Shares on the dividend payment date (or, if the dividend payment date is not a day during which the NASDAQ is open for trading (such an open day, a “NASDAQ Trading Day”), then on the first NASDAQ Trading Day following the dividend payment date). Subject to any provisions of the Plan relating to adjustments of Awards (including Section 9 of the Plan), any Dividend Equivalents deriving from a dividend of Shares shall be converted into additional RSUs on a one-for-one basis. The Participant shall continue to be credited with Dividend Equivalents until the date of delivery of the corresponding Shares pursuant to Section 2(d) of the Agreement or until earlier forfeiture or cancellation of the RSUs. Notwithstanding the foregoing, as determined by the Board or the Committee, such Dividend Equivalents may be paid in the form of cash instead of RSUs, or a combination of cash and RSUs. The Dividend Equivalents so credited shall be subject to the same terms and conditions as the corresponding RSUs, and shall vest and be settled Dividend (or if applicable, be cancelled or forfeited) in the same manner and at the same time as the corresponding RSUs, as if the Dividend Equivalents had been granted at the same time as the Restricted Stock Unit Award.

4.Change in Capitalization; Corporate Transactions. If there occurs an event as described in Section 9 of the Plan, the provisions of Section 9 shall govern the treatment of this RSU Award.

5.Limitation on Obligations. The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Grantee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation unless otherwise provided under Section 9 of the Plan and permitted under Section 409A of the Code. This RSU Award shall not be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

6.Rights as a Stockholder. The Grantee shall not have any rights of a common stockholder of the Company unless and until the Grantee becomes entitled to receive the shares of Common Stock pursuant to Section 2 above.

7.Transferability. The RSUs may not, at any time prior to becoming vested pursuant to Section 2 or thereafter, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is made to a trust or other estate planning vehicle and otherwise complies with the provisions of this Agreement.

8.Grantee’s Continued Service on the Board. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Grantee guarantees that the Grantee will continue to serve as a member of the Board for any specified period of time.

9.Withholding. It shall be a condition of the obligation of the Company upon delivery of Common Stock to the Grantee pursuant to Section 2 above that the Grantee pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld or paid by the Company with respect to such Common Stock. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to the Grantee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Grantee), to satisfy the obligations for payment of the minimum amount of any such taxes. In addition, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, or if the Company otherwise in its discretion allows the following to be so, the Grantee may be permitted to elect to use Common Stock otherwise deliverable to the Grantee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the grant of RSUs made hereunder.

10.Securities Laws. Upon the delivery of any Common Stock to the Grantee, the Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), benefits that the Grantee is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Grantee to be subject to tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Grantee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Grantee is a “specified Grantee” within the meaning of the Deferred Compensation Tax Rules, may, in the event the benefit to be provided is due to the Grantee’s separation from service with the Company and its Affiliates, be the first day following the six-month period beginning on the date of such separation from service.

12.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, and any notice to be given to the Grantee shall be addressed to him or her at the address appearing in the personnel records of the Company for the Grantee. By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to him or her. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 12. Any notice shall have been deemed duly given when delivered by hand or courier or when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

13.Governing Law. The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.Restricted Stock Unit Award Subject to Plan. The Restricted Stock Unit Award and the RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

16.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed and delivered this Agreement as of the day and year first above written.

INFORMATION SERVICES GROUP, INC.

By:
Name: Thomas Kucinski
Title: Chief Human Resources Officer

GRANTEE

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